Exhibit 10.2

Gordmans Stores, Inc.

12100 West Center Road

Omaha, NE 68114-3998

October 8, 2010

Stewart M. Kasen

Dear Stewart:

On behalf of Gordmans Stores, Inc. (the “Company”), I am pleased to invite you to become a member of the Company’s Board of Directors (the “Board”) and a member of the Audit Committee of the Board. You will be designated as a Class I director. Your term of service on the Board will commence on November 1, 2010 and expire at the annual meeting of stockholders in 2011.

As a member of the Board, you will receive annual compensation of $50,000. You will be reimbursed for all reasonable out-of-pocket expenses incurred by you in connection with your service to the Company. In addition, you will be covered by the Company’s D&O insurance.

Our expectation is that the Board will meet at least quarterly. The Audit Committee will also meet on a schedule to be determined. It is our expectation that you will participate in those meetings in person to the extent possible. We also ask that you make yourself available to participate in various telephonic meetings from time to time.

Your service on the Board will be in accordance with, and subject to, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as the same may be further amended from time to time. In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company.

To accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your records. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you.

Stewart M. Kasen

October 8, 2010

We look forward to working with you. If you have any questions, please call me at 561-948-7510.

Sincerely

Gordmans Stores, Inc.

/s/ Thomas V. Taylor
Thomas V. Taylor
Chairman of the Board

ACCEPTED AND AGREED:

I hereby accept, and consent to be designated as a director of Gordmans Stores, Inc., and agree to so serve.

/s/ Stewart M. Kasen
Stewart M. Kasen

Stewart M. Kasen
Print Name

October 29, 2010
Date